Exhibit 99.1

NYSE: MMP

Date:	Feb. 3, 2009

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Higher Fourth-Quarter Earnings and Record

Annual Financial Results

Continues to Increase Expansion Capital Expectations, Maintain Strong Liquidity Position

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported higher quarterly, and record annual, operating profit, net income and distributable cash flow compared to the same period in 2007.

Fourth-quarter 2008 operating profit of $100.6 million represented a 19% increase compared to $84.8 million for fourth quarter 2007. For the year ended Dec. 31, 2008, operating profit grew 33% to $399.5 million from $300.3 million in the comparable 2007 period.

Net income grew to $85.6 million during fourth quarter 2008, which is a 19% increase over the $72.2 million reported for fourth quarter 2007. For the year ended Dec. 31, 2008, net income grew 43% to $346.6 million from $242.8 million in the corresponding 2007 timeframe.

“Our strong performance for the quarter benefited from increased revenues in all three of our business units despite the impact of Hurricane Ike on Oct. throughput volumes and the weak economy,” said Don Wellendorf, chief executive officer. “Record results for the full year 2008 resulted from expansion projects, rate increases, higher commodity margins and the gain on assignment of a third-party supply agreement, all of which helped overcome poor economic conditions, unprecedented swings in commodity prices and natural disasters that affected Magellan during the year.”

An analysis of variances by segment comparing fourth quarter 2008 to fourth quarter 2007 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $109.7 million, an increase of $13.0 million. Despite a 6.5% decrease in volumes for the quarter (4.5% excluding the impact of Hurricane Ike), transportation and terminals revenues increased between periods primarily due to higher average rates per barrel shipped resulting in part from mid-year 2008 tariff escalations. Transportation volumes decreased between periods primarily due to shipment disruptions attributable to Hurricane Ike and continued lower demand for refined products, especially aviation fuel, during fourth quarter 2008. Comparatively, the 2007 period had benefited from increased shipments after significant refinery supply disruptions during mid-2007 had subsided. The 2008 period also benefited from increased ethanol blending services and higher fees earned for incremental storage and pipeline capacity leases.

Operating expenses increased primarily due to $10.5 million less favorable system overages during the current period because of the rapidly declining commodity price environment during fourth quarter 2008 compared to rising prices in 2007. This increase was partially offset by lower integrity and maintenance spending due to acceleration of projects earlier in 2008.

Product margin increased during fourth quarter 2008 primarily due to higher margins on the partnership’s petroleum products blending activity attributable to higher product prices that had been locked in earlier in 2008.

Petroleum products terminals. Terminals operating margin was $23.9 million, an increase of $1.2 million. The current period benefited from increased revenues at the partnership’s marine and inland terminals primarily due to expansion projects and higher rates, partially offset by $2.5 million of lost revenue due to Hurricane Ike, including lower profits from the partnership’s variable rate storage agreement, and reduced inland volumes. While product margin was slightly higher due to the sale of additional product overages, operating expenses increased primarily due to hurricane clean-up costs.

Ammonia pipeline system. Ammonia operating margin was $1.9 million, an increase of $0.6 million. Revenues increased between periods due to higher average tariff rates and additional shipments. Operating expenses increased because of higher environmental accruals related to historical releases primarily offset by lower maintenance expenses due to project timing.

Other items. Depreciation and amortization increased due to recent capital spending whereas G&A declined due to lower equity-based incentive compensation expense resulting from the partnership’s lower unit price and fewer units expected to vest under the program. Net interest expense increased in the current quarter as a result of additional borrowings for expansion capital expenditures.

Diluted net income per limited partner was 83 cents for fourth quarter 2008 and 74 cents for fourth quarter 2007. For the full year, diluted net income per limited partner unit was $3.27 in 2008 compared to $2.60 in 2007.

Distributable cash flow, which represents the amount of cash generated during the period that is available to pay distributions, grew to $91.8 million during fourth quarter 2008 from $86.3 million for the corresponding 2007 quarter. Distributable cash flow for the full year grew 13%, increasing to $338.2 million in 2008 from $298.1 million in 2007. In total, the partnership estimates that distributable cash flow was negatively impacted by more than $14 million in 2008 due to hurricane-related lost business and clean-up costs.

Expansion capital expectations

Management remains focused on expansion opportunities and spent $266 million during 2008 on growth projects, $65 million of which was spent in the fourth quarter. Based on the progress of expansion projects already underway, including the addition of new projects, the partnership has increased its growth spending estimates to approximately $215 million during 2009, with spending of $30 million in 2010 required to complete these projects. These estimates include about $27 million the partnership expects to spend to construct 0.7 million barrels of crude oil storage at its East Houston, Texas marine terminal, supported by a long-term customer commitment. In addition, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

Liquidity update

The partnership’s primary source of liquidity for funding debt service, maintenance capital expenditures and quarterly distributions comes from cash generated from its operations. However, the partnership also employs its revolving credit facility to provide additional liquidity for working capital needs and expansion capital financing. The partnership has a $550 million revolving credit facility comprised of 18 banks with only $70 million drawn as of Dec. 31, 2008. This facility does not expire until Sept. 2012. In addition, the partnership had more than $30 million of cash reserves available at year-end. The partnership intends to finance its current slate of expansion projects with borrowings under its revolving credit facility and cash reserves.

Guidance for 2009

The partnership currently is assessing a number of variables potentially impacting 2009 results and believes that the uncertainty surrounding any earnings or distribution guidance makes such guidance unwarranted at this time. However, the partnership recognizes the value that investors place not only on distribution growth but more importantly on the stability of the existing distribution and firmly believes the current distribution amount remains achievable for 2009 even in the current environment.

Earnings call details

An analyst call with management regarding fourth-quarter earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 596-2581 and provide code 2344675. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 9. To access the replay, dial (888) 203-1112 and provide code 2344675. The replay also will be available at http://www.magellanlp.com.

Non-GAAP measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles (“non-GAAP”) measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management in deciding how to allocate capital resources between segments.

Distributable cash flow is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the general partner’s board of directors the amounts of distributions to be paid each period.

Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this news release.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com. MMP’s general partner interest and related incentive distribution rights are owned by Magellan Midstream Holdings, L.P. (NYSE: MGG).

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at projected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) continued disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Transportation and terminals revenues	$160,132	$166,742	$607,845	$637,958
Product sales revenues	215,712	134,473	709,564	574,095
Affiliate management fee revenue	178	184	712	733

Total revenues	376,022	301,399	1,318,121	1,212,786
Costs and expenses:
Operating	66,157	71,285	251,601	265,728
Product purchases	189,415	94,184	633,909	436,567
Depreciation and amortization	16,743	18,817	63,792	71,153
Affiliate general and administrative	19,942	17,050	72,587	70,435

Total costs and expenses	292,257	201,336	1,021,889	843,883
Gain on assignment of supply agreement	—	—	—	26,492
Equity earnings	1,067	563	4,027	4,067

Operating profit	84,832	100,626	300,259	399,462
Interest expense	13,627	16,034	57,264	56,751
Interest income	(318)	(531)	(1,767)	(1,478)
Interest capitalized	(1,259)	(1,069)	(4,452)	(4,803)
Debt placement fee amortization	171	219	2,144	767
Debt prepayment premium	—	—	1,984	—
Other (income) expense	—	(126)	728	(375)

Income before provision for income taxes	72,611	86,099	244,358	348,600
Provision for income taxes	419	518	1,568	1,987

Net income	$72,192	$85,581	$242,790	$346,613

Allocation of net income:
Limited partners’ interest	$49,640	$55,592	$173,330	$219,136
General partner’s interest	22,552	29,989	69,460	127,477

Net income	$72,192	$85,581	$242,790	$346,613

Basic net income per limited partner unit	$0.75	$0.83	$2.60	$3.28

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,550	66,942	66,547	66,855

Diluted net income per limited partner unit	$0.74	$0.83	$2.60	$3.27

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	67,150	67,226	66,700	66,927

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.129	$1.183	$1.147	$1.193

Volume shipped (million barrels)	80.4	75.3	307.2	295.9

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	22.3	23.7	21.8	23.3

Inland terminal throughput (million barrels)	28.9	26.5	117.3	108.1

Ammonia pipeline system:
Volume shipped (thousand tons)	183	198	716	822

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Petroleum products pipeline system:
Transportation and terminals revenues	$119,214	$124,596	$459,772	$477,621
Less: Operating expenses	47,738	51,934	179,426	198,356

Transportation and terminals margin	71,476	72,662	280,346	279,265

Product sales revenues	211,626	129,233	692,355	543,694
Less: Product purchases	187,646	92,927	626,194	429,294

Product margin	23,980	36,306	66,161	114,400
Add: Affiliate management fee revenue	178	184	712	733
Equity earnings	1,067	563	4,027	4,067
Gain on assignment of supply agreement	—	—	—	26,492

Operating margin	$96,701	$109,715	$351,246	$424,957

Petroleum products terminals:
Transportation and terminals revenues	$36,144	$37,086	$132,693	$141,129
Less: Operating expenses	15,674	16,703	56,301	59,284

Transportation and terminals margin	20,470	20,383	76,392	81,845

Product sales revenues	4,086	5,240	17,209	30,401
Less: Product purchases	1,898	1,751	8,233	8,279

Product margin	2,188	3,489	8,976	22,122

Operating margin	$22,658	$23,872	$85,368	$103,967

Ammonia pipeline system:
Transportation and terminals revenues	$5,202	$6,170	$18,287	$22,704
Less: Operating expenses	3,825	4,224	21,295	14,061

Operating margin (loss)	$1,377	$1,946	$(3,008)	$8,643

Segment operating margin	$120,736	$135,533	$433,606	$537,567
Add: Allocated corporate depreciation costs	781	960	3,032	3,483

Total operating margin	121,517	136,493	436,638	541,050
Less: Depreciation and amortization	16,743	18,817	63,792	71,153
Affiliate general and administrative	19,942	17,050	72,587	70,435

Total operating profit	$84,832	$100,626	$300,259	$399,462

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Net income	$72,192	$85,581	$242,790	$346,613
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	2,442	848	6,191	2,072
Previously indemnified environmental charges (credits)	669	690	4,426	(6,416)

Total direct charges (credits) to general partner	3,111	1,538	10,617	(4,344)

Income before direct charges (credits) to general partner	75,303	87,119	253,407	342,269
General partner’s share of income(b)	34.08%	36.19%	31.60%	35.98%

General partner’s allocated share of net income before direct charges (credits)	25,663	31,527	80,077	123,133
Direct charges (credits) to general partner	3,111	1,538	10,617	(4,344)

Net income allocated to general partner	$22,552	$29,989	$69,460	$127,477

Net income	$72,192	$85,581	$242,790	$346,613
Less: net income allocated to general partner	22,552	29,989	69,460	127,477

Net income allocated to limited partners	$49,640	$55,592	$173,330	$219,136

(a)	Reimbursable G&A costs included non-cash expenses related to payments made to one of the partnership’s executive officers by MGG Midstream Holdings, L.P., an affiliate that, until December 2, 2008, indirectly owned a portion of the partnership’s general partner. These payments, for the three and twelve months ended December 31, 2007 were $0.8 million and $2.1 million, respectively, and for both the three and twelve months ended December 31, 2008, were $0.4 million. These payments did not impact the partnership’s cash available for distributions.
(b)	For periods when the distributions the partnership pays exceed its net income (before direct charges to the general partner), the general partner’s percentage share of income is its proportion of cash distributions paid for the period. For periods when net income exceeds the cash distributions the partnership pays, the general partner’s percentage share of income is its proportion of pro forma cash distributions that equal net income (before direct charges to the general partner). For the fourth quarters of 2007 and 2008 a per unit pro forma cash distribution of $0.7437 and $0.8303, respectively, would have resulted in total distributions equal to net income before direct charges to the general partner. The general partner’s share of distributions at these levels was 34.08% and 36.19% for the fourth quarter 2007 and 2008, respectively. The general partner’s share of net income for the twelve months ended December 31, 2007 is based on its share of actual distributions paid for the first quarter and pro forma distributions for the second, third and fourth quarters. The general partner’s share of net income for the twelve months ended December 31, 2008 was based on its share of pro forma distributions for each quarter during the year.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Net income	$72.2	$85.6	$242.8	$346.6
Add: Depreciation and amortization (1)	16.9	19.0	65.9	71.9
Equity-based incentive compensation (2)	3.4	0.4	6.2	0.9
Direct charges (credits) to general partner	3.1	1.5	10.6	(4.4)
Asset retirements and impairments	2.5	3.4	8.3	7.2
Less: Maintenance capital (net of expected reimbursements and indemnified spending) (3)	10.3	17.8	31.2	43.2
Gain on assignment of supply agreement	—	—	—	26.5
Unrealized gain on NYMEX contracts (4)	—	1.6	—	13.8
Other	1.5	(1.3)	4.5	0.5

Distributable cash flow (5)	$86.3	$91.8	$298.1	$338.2

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the twelve months ended December 31, 2007 and 2008 was $10.5 million and $5.4 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership during first quarter 2007 and 2008 of $4.3 million and $4.5 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)

The partnership paid the following additional amounts for indemnified maintenance capital projects related to its indemnification settlement or for which it expects third-party reimbursement: for the three months ended December 31, 2007 and 2008, $3.8 million and ($0.6) million, respectively; and for the twelve months ended December 31, 2007 and 2008, $8.8 million and $3.6 million, respectively.

(4)

Adjustment is shown net of a $6.4 million expense recorded in the fourth quarter of 2008 related to a lower-of-cost-or-market adjustment for inventory that was economically hedged using NYMEX sales contracts. The NYMEX sales contracts do not qualify for hedge accounting treatment.

(5)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Through December 31, 2007 and 2008, the partnership has either paid or accrued liabilities totaling $88.4 million and $84.5 million, respectively, which were covered by an indemnification settlement for which the partnership has received the full amount of $117.5 million.